                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Network Computing Devices, Inc.:


We consent to incorporation herein by reference of our reports dated February 9, 1999, relating to the consolidated balance sheets of Network Computing Devices, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of Network Computing Devices, Inc.

KPMG LLP

Mountain View, California
September 13, 1999